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                                                                    EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1, File No. 333-00173, of Oakhurst Company, Inc. (the "Company") of our report dated May 17, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for income taxes) appearing in the Company's Annual Report on Form 10-K for the year ended February 29, 1996; our report dated December 20, 1994 on the financial statements of Dowling's Fleet Service Co., Inc. (which expresses an unqualified opinion on the financial statements for the ten months ended July 31, 1994 and the year ended September 30, 1993 and disclaims an opinion on the financial statements for the year ended September 30, 1992 as a result of our being unable to satisfy ourselves concerning inventory quantities as of September 30, 1991) appearing in the Company's Current Report on Form 8-K dated August 1, 1994, as amended; and our report dated February 10, 1995 on the financial statements of LBI Corp. d/b/a Puma Products appearing in the Company's Current Report on Form 8-K, as amended, dated October 26, 1994.

We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of this registration statement.


Deloitte & Touche LLP
Pittsburgh, Pennsylvania
July 15, 1996





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